CUSIP# 678046 10 3 NYSE Amex: BQI

NEWS RELEASE

DATE:  March 30, 2010

Oilsands Quest appoints Susan MacKenzie as Chief Operating Officer

Calgary, Alberta -- (March 30, 2010) – Oilsands Quest Inc. (NYSE AMEX:BQI) (“OQI” or “the Company”) announces the appointment of Susan MacKenzie as Chief Operating Officer of the company.  Ms. MacKenzie is a highly-regarded industry executive with over 25 years of experience and a proven track record of oil sands development and production.

Ms. MacKenzie was with Petro-Canada for the past twelve years in progressive strategic, operational and technical roles.  As the Vice-President and General Manager of In Situ Oilsands Development and Operations, Ms. MacKenzie was responsible for leading the construction and development of the 30,000 barrel-per-day MacKay River thermal oil sands project and the acquisition and development of the Dover lands and related technology. Ms. MacKenzie’s industry experience also includes 14 years with Amoco Canada, the last four at the Wolf Lake heavy oil project.

Most recently, Ms. MacKenzie spent two years as Petro-Canada’s Vice-President of Human Resources, leading the human resources function across Petro-Canada’s four business units.  She was one of the four-member senior Petro-Canada team that led the pre-merger planning for the integration of the Petro-Canada and Suncor operations.

Ms. MacKenzie holds a Bachelor's degree in Engineering from McGill University and a Master's degree in Business Administration from the University of Calgary.

"This is a very exciting addition to our senior executive team," said T. Murray Wilson, Chairman, President and CEO of OQI. “Sue’s proven in situ development experience will accelerate the progress of our Axe Lake development. Her experience, together with our strong Board and recent additions to technical teams, will provide Oilsands Quest with the operational, technical and commercial leadership to achieve our goals."

Ms. Mackenzie is scheduled to commence her duties with Oilsands Quest in April 2010.

About Oilsands Quest

Oilsands Quest Inc. (www.oilsandsquest.com) is developing Saskatchewan’s first global-scale oil sands discovery at Axe Lake, while exploring one of Canada's largest holdings of contiguous oil sands permits and licenses, located in Saskatchewan and Alberta. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

For more information:
Riyaz Mulji
Manager, Investor Relations
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941